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As filed with the Securities and Exchange Commission on November 27, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SOURCECORP, Incorporated
(Exact name of Registrant as specified in its charter)

Delaware	75-2560895
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 1000
Dallas, Texas 75204
(214) 740-6500
(Address, including telephone number, of Principal Executive Offices)

SOURCECORP, INCORPORATED
2002 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Ed H. Bowman
President and Chief Executive Officer
SOURCECORP, Incorporated
3232 McKinney Avenue
Suite 1000
Dallas, Texas 75204
(214) 740-6500
(Name, address and telephone number,
including area code, of agent for service)

Copy to:

Charles S. Gilbert, Esq.
SOURCECORP, Incorporated
3232 McKinney Avenue
Suite 1000
Dallas, Texas 75204
(214) 740-6500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $.01 par value	770,000(1) 10,000 10,000 10,000	$19.735(2) $22.81 $21.12 $19.96	$15,195,950 $228,100 $211,200 $199,600	$1,398.03 $20.99 $19.43 $18.36

Total	800,000			$1,456.81

(1)
Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the 2002 Long-Term Incentive Plan (the "Plan").
(2)
Calculated pursuant to Rules 457(c) and (h), based upon the average high and low prices for our Common Stock as reported on the Nasdaq National Market on November 22, 2002.
(3)
Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price per share multiplied by .000092.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

        *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Introductory Note to Part I of this Registration Statement on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed by us with the Securities and Exchange Commission (the "Commission"), are incorporated by reference into this Registration Statement:

          (a)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002 and amended April 10, 2002.

          (b)  Our Quarterly Report for the quarterly period ended March 31, 2002, filed with the Commission on May 15, 2002.

          (c)  Our Quarterly Report for the quarterly period ended June 30, 2002, filed with the Commission on August 14, 2002.

          (d)  Our Quarterly Report for the quarterly period ended September 30, 2002, filed with the Commission on November 14, 2002.

          (e)  Our Current Reports on Form 8-K filed with the Commission on April 22, 2002, April 24, 2002, May 9, 2002, May 10, 2002, August 8, 2002 and November 8, 2002.

          (f)    Our Registration Statement on Form 8-A (File No. 0-27444), filed with the Commission on December 22, 1995, describing our Common Stock par value $.01 per share, including any amendments or reports filed for the purpose of updating any such description.

        All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Our By-Laws provide that we shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

        Section 145 of the General Corporation Law of the State of Delaware, as amended, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnitee for such expenses despite such adjudication of liability.

        Article Seven of our Restated Certificate of Incorporation, as amended, provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as amended, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive an improper personal benefit.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Restated Certificate of Incorporation of SOURCECORP, Incorporated (Incorporated by reference to Exhibit 99.3 to Amendment No. 1 to our Registration Statement on Form 8-A filed on February 15, 2002).
4.2	Amended and Restated By-Laws of SOURCECORP, Incorporated (Incorporated by reference to Exhibit 99.4 to Amendment No. 1 to our Registration Statement on Form 8-A filed on February 15, 2002).
4.3	SOURCECORP, Incorporated 2002 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002).
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Notice Regarding Consent of Arthur Andersen LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24	Powers of Attorney (included on page II-5 of this Registration Statement).

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, the State of Texas, on November 26, 2002.

SOURCECORP, INCORPORATED
By:	/s/ ED. H. BOWMAN Ed. H. Bowman President and Chief Executive Officer

        Each person whose signature appears below constitutes and appoints each of Ed. H. Bowman, Jr. and Charles S. Gilbert, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following individuals in the capacities and on the dates indicated.

Signature	Title	Date
/s/ THOMAS C. WALKER
Thomas C. Walker	Chairman of the Board and Chief Development Officer	November 26, 2002
/s/ ED. H. BOWMAN, JR.
Ed. H. Bowman, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	November 26, 2002

David Lowenstein	Director and Founder	November , 2002
/s/ JOE A. ROSE
Joe A. Rose	Director, Executive Vice President and Chief Operating Officer	November 26, 2002
/s/ BARRY L. EDWARDS
Barry L. Edwards	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2002
/s/ MICHAEL J. BRADLEY
Michael J. Bradley	Director	November 25, 2002

Donald F. Moorehead, Jr.	Director	November , 2002
/s/ HON. EDWARD M. ROWELL
Hon. Edward M. Rowell	Director	November 26, 2002
/s/ JONATHAN B. SHAW
Jonathan B. Shaw	Director	November 26, 2002

EXHIBITS

Exhibit	Description
4.1	Restated Certificate of Incorporation of SOURCECORP, Incorporated (Incorporated by reference to Exhibit 99.3 to Amendment No. 1 to our Registration Statement on Form 8-A filed on February 15, 2002).
4.2	Amended and Restated By-Laws of SOURCECORP, Incorporated (Incorporated by reference to Exhibit 99.4 to Amendment No. 1 to our Registration Statement on Form 8-A filed on February 15, 2002).
4.3	SOURCECORP, Incorporated 2002 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002).
5.1	Opinion of Morgan, Lewis & Bockius LLP.
23.1	Notice Regarding Consent of Arthur Andersen LLP.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24	Powers of Attorney (included on page II-5 of this Registration Statement).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBITS